Chrysler Group LLC Reports September 2012 U.S. Sales Increased 12 Percent; Best September Sales in Five Years

•	Best September sales since 2007

•	30th-consecutive month of year-over-year sales gains

•	Third-quarter sales up 13 percent versus same quarter a year ago

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in September compared with same month a year ago

•	FIAT brand sets all-time sales record with 51 percent increase

•	Both Fiat 500 and Fiat 500 Cabrio record sizeable sales gains

•	Dodge brand sales up 18 percent; best September sales since 2007

•	Sales of the all-new Dodge Dart up 72 percent compared with previous month as production ramp up continues in Belvidere, Ill. assembly plant

•	Dodge Journey sales up 41 percent; sets sales record for month of September; named a Road & Travel ‘Top 10 Pick’ in its 2012 SUV Buyer’s Guide

•	Dodge Avenger mid-size sedan sales up 89 percent; sets sales record for month of September

•	Dodge Grand Caravan sales increase 32 percent; best sales since 2006

•	Jeep brand sales increase 10 percent; best September sales since 2006

•	Iconic Jeep Wrangler and Jeep Patriot compact sport-utility vehicle (SUV) each set sales records for month of September

•	Jeep Grand Cherokee sales up 19 percent compared with same month a year ago; best September sales since 2005

•	Chrysler brand sales up 5 percent; best September sales since 2007

•	Chrysler 200 mid-size sedan sets sales record for month of September

•	Chrysler 300 flagship sedan posts best September sales since 2007

•	Ram Truck brand sales up 4 percent compared with same month last year

•	Ram Cargo Van sales up 223 percent versus same month a year ago

•	Ram Truck brand unveils new 2013 Ram 2500 and 3500 Heavy Duty pickups and 3500, 4500 and 5500 Chassis Cab work trucks at Texas State Fair

Auburn Hills, Mich., Oct. 2, 2012 – Chrysler Group LLC today reported U.S. sales of 142,041 units, a 12 percent increase compared with sales in September 2011 (127,336 units), and the group’s best September sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in September compared with the same month a year ago. The FIAT brand’s 51 percent increase was the largest sales gain of any Chrysler Group brand for the month. September marked Chrysler Group’s 30th-consecutive month of year-over-year sales gains.

“Last month marked our 30th-consecutive month of year-over-year sales increases and our strongest September in five years,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Going forward with our current product line up, record low interest rates and a stable U.S. economy, we remain optimistic about the health of the U.S. new vehicle sales industry and our position in it.”

As the production ramp up of the all-new Dodge Dart compact sedan continues in the Belvidere, Ill. assembly plant, Dart sales of 5,235 units were up a significant 72 percent in September compared with the previous month.

While the Dodge Dart continued its steady monthly sales climb, six Chrysler Group models set sales records in September. The Chrysler 200 and sporty Dodge Avenger mid-size sedans each set records for the month of September. The Avenger achieved its record with a sizeable 89 percent sales increase compared with the same month a year ago.

Two Jeep models – the Wrangler and Patriot – set September sales records, while a 51 percent increase earned the Fiat 500 an all-time sales record. In addition, the Dodge Journey set a sales record for the month of September demonstrating why it is the most versatile and affordable crossover in America. Sales of the Journey were up 41 percent in September compared with the same month last year.

Other standout models in September were the flagship Jeep Grand Cherokee with sales up 19 percent, and the Dodge Grand Caravan with a sales gain of 32 percent.

Chrysler Group finished the month with a 65-days supply of inventory (369,144 units). U.S. industry sales figures for September are projected at an estimated 14.9 million units Seasonally Adjusted Annual Rate (SAAR).

September 2012 U.S. Sales Highlights by Brand

FIAT Brand

FIAT brand sales were up 51 percent in September, the largest year-over-year percentage increase of any Chrysler Group brand. The Fiat 500 set an all-time sales record in September. Sales of the Fiat 500 Cabrio were up 44 percent versus the same month last year, while the Fiat 500 recorded a 52 percent year-over-year sales gain. The Fiat 500 Turbo, the fourth model in the FIAT brand lineup, should begin hitting dealership showrooms this month touting a 135-horsepower 1.4-liter MultiAir® Turbo engine, sport-tuned suspension, track-proven brakes, dynamic exterior design and sport-styled interior.

Dodge Brand

Dodge brand sales were up 18 percent in September, the brand’s best September in five years and second best sales month this year. Dodge brand sales of 47,356 units represented the largest sales volume of any Chrysler Group brand in September.

Two Dodge brand models set sales records during the month. The Dodge Journey full-size crossover, with its 41 percent sales gain, established a sales record for the month of September and was one of Road & Travel Magazine’s top picks in the competitive crossover/SUV segment. The magazine named Journey one of its Top 10 vehicles in its 2012 SUV Buyer’s Guide.

The Dodge Avenger mid-size sedan set a sales record for the month of September with its considerable 89 percent sales gain, the largest percentage increase of any Dodge brand model. Sales of the Dodge Dart were up 72 percent in September, compared with the previous month of August, as the all-new compact sedan continues its steady monthly sales climb. The brand’s minivan offering, the Dodge Grand Caravan, turned in a solid 32 percent sales gain in September.

Jeep® Brand

Jeep brand sales increased 10 percent, the brand’s best September sales in six years and its 29th-consecutive month of year-over-year sales gains. Two Jeep models had record-setting sales in September. The Jeep Patriot, the best-priced compact SUV in America, logged a 42 percent increase, the largest sales gain of any of the Jeep models and a sales record for the month of September. The iconic Jeep Wrangler also set a sales record for the month of September with its 6 percent sales gain.

The Jeep Grand Cherokee, the brand’s flagship SUV, recorded a 19 percent sales gain and was the brand’s volume leader for the month. It was the Grand Cherokee’s best September in seven years. The Jeep brand announced in September that it is introducing this month the new Grand Cherokee Trailhawk and Wrangler Moab editions, both of which feature off-road equipment never before offered on a production Jeep vehicle.

Chrysler Brand

Chrysler brand sales were up 5 percent, the brand’s best September sales in five years and its 15th-consecutive month of year-over-year sales gains. The Chrysler 200 mid-size sedan contributed to the brand’s sales gain by setting a sales record for the month of September. Sales of the 200 were up 13 percent in September versus the same month last year. The Chrysler 200 has set a sales record every month this year, including an all-time sales record in March. Sales of the Chrysler 300 flagship sedan were up 7 percent, the full-size sedan’s best September in five years and 11th-consecutive month of year-over-year sales gains. The Chrysler brand in September introduced the limited-production Chrysler 300C John Varvatos Limited Edition and the 300C John Varvatos Luxury Edition. Working hand-in-hand, John Varvatos’ signature fashion style combined with Chrysler designers styling expertise forged two 300 sedan models that embody the soul of “Imported from Detroit.”

Ram Truck Brand

The Ram pickup truck extended its streak of year-over-year sales gains to 29-consecutive months. Sales of the Ram pickup truck, Chrysler Group’s volume leader, were up 6 percent in September compared with the same month a year ago. It was the pickup truck’s best September sales performance since 2007. The Ram Cargo Van posted a 223 percent sales increase compared with the same month a year ago.

The Ram Truck brand unveiled the new 2013 Ram 2500 and 3500 Heavy Duty pickups and 3500, 4500 and 5500 Chassis Cab work trucks at the Texas State Fair in September. The Ram Truck brand now offers the most capable heavy-duty pickups in the segment – the new 2013 Ram Heavy Duty line features best-in-class towing and best-in-class Gross Combined Weight Rating (GCWR). Ram 2500 and 3500 Heavy Duty trucks also add new features, including an all-new interior, next-generation Uconnect Access, Powernet, new frames and new suspension. The new 2013 Ram Heavy Duty further solidifies the long list of leadership claims, including best-in-class total cost of ownership.

The 2013 Ram 3500, 4500 and 5500 Chassis Cab truck is the pinnacle of capability. Engineered and designed for extreme daily work, the Ram Chassis Cabs are products of a demanding environment and direct customer input. Ram’s halo truck line focuses on best-in-class capability and best-in-class total cost of ownership, a leading concern among business owners.

Chrysler Group LLC U.S. Sales Summary Thru September 2012

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	4,176	2,773	51%	32,742	13,861	136%
FIAT BRAND	4,176	2,773	51%	32,742	13,861	136%

200	9,881	8,709	13%	100,267	58,550	71%
Sebring	0	0		0	2,380	-100%
300	4,762	4,445	7%	53,630	23,376	129%
PT Cruiser	0	0		0	1,328	-100%
Town & Country	10,207	10,405	-2%	87,569	71,917	22%
CHRYSLER BRAND	24,850	23,559	5%	241,466	157,551	53%

Compass	3,535	4,422	-20%	31,903	34,013	-6%
Patriot	5,428	3,812	42%	49,061	42,653	15%
Wrangler	12,097	11,388	6%	108,477	91,928	18%
Liberty	5,646	5,363	5%	63,674	49,325	29%
Grand Cherokee	12,539	10,580	19%	112,075	85,769	31%
Commander	0	0		0	105	-100%
JEEP BRAND	39,245	35,565	10%	365,190	303,793	20%

Caliber	187	2,552	-93%	10,021	30,590	-67%
Dart	5,235	0	New	9,254	0	New
Avenger	8,716	4,610	89%	74,739	45,028	66%
Charger	5,863	6,794	-14%	63,485	54,153	17%
Challenger	3,230	3,330	-3%	33,623	30,160	11%
Viper	0	6	-100%	20	144	-86%
Journey	7,627	5,402	41%	59,351	41,706	42%
Caravan	13,488	10,203	32%	108,127	85,830	26%
Nitro	24	2,255	-99%	3,240	18,753	-83%
Durango	2,986	4,923	-39%	30,052	39,080	-23%
DODGE BRAND	47,356	40,075	18%	391,912	345,444	13%

Dakota	8	708	-99%	488	10,657	-95%
Ram P/U	25,973	24,522	6%	213,593	177,973	20%
Cargo Van	433	134	New	5,279	135	New
RAM BRAND	26,414	25,364	4%	219,360	188,765	16%

TOTAL CHRYSLER GROUP LLC	142,041	127,336	12%	1,250,670	1,009,414	24%

TOTAL CAR	42,050	33,219	27%	377,781	258,242	46%
TOTAL TRUCK	99,991	94,117	6%	872,889	751,172	16%